EXHIBIT 99

KIBUSH CAPITAL CORPORATION

Index to the Unaudited Pro Forma Condensed Combined Financial Information

Pages
Introduction to Unaudited Pro Forma Condensed Financial Statements	2

Pro Forma Condensed Combined Financial Statements:

Unaudited Pro Forma Condensed Balance Sheets as of September 30, 2013	3

Unaudited Pro Forma Condensed Statement of Operations for the nine month period ended September 30, 2013	4

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements	5

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KIBUSH CAPITAL CORPORATION

UNAUDITED PRO FORMA FINANCIAL INFORMATION

INTRODUCTION TO THE UNAUDTIED PRO FORMA CONDENSED FINANCIAL STATEMENTS

In accordance with Rule 3-05 and Article 11 of Regulation S-X, the Company hereby files the following pro forma information relating to the acquisition of Instacash Group, an Australian currency service provider.

The Instacash Group consists of The Instacash Trust (an Australian Unit Trust) and Instacash (Pty) Ltd, the corporate Trustee of the Unit Trust.

Instacash (Pty) Ltd is a licenced Australian currency service provider (money changer business) whoes principal business is located at Shop 3 48 Mccrae Street Dandenoing VIC 3175, Melbourne, Australia.

Control of The Instacash Trust was acquired through the purchase of 800 newly issued units in the Unit Trust, giving Kibush Capital Corporation 80% controlling interest of the Unit Trust. There is no activity in The Instacash Trust, all activities are performed through the Corporate Trustee, Instacash (Pty) Ltd.

Control of Instacash (Pty) Ltd (the "Corporate Trustee") was acquired through the purchase of 48 newly issued shares of common stock giving Kibush Capital Corporation 80% controlling ownership of the Corporate Trusteee.

A stock purchase agreement was signed on October 10, 2013 for a $500,000 four month promissory note, payable on February 27, 2014 including interest at the lowest imputed amount by the Internal Revenue Service.

The following unaudited pro forma condensed combined statements, present the combined results of the Registrant's financial position and operations for the nine month period ended September 30, 2013, as if the acquisition had taken place at the end of the Registrant's 2013 fiscal year.

The pro forma financial statements are presented for informational purposes only and should be read in conjunction with the historical financial statements included in the filing of the Form 10, filed with the Securities and Exchange Commission. The adjustments to the pro forma financial statements are based on available information and assumptions that are considered reasonable. The pro forma financial statements do not purport to (1) represent the financial position that would have actually occurred had the acquisition of the Instacash Group occurred on September 30, 2013, (2) represent the results of the operations that would have actually occurred had the acquisition of Instacash occurred on September 30, 2013 and (3) project our financial position or results of operations as of any future date or for any future period, as applicable.

All pro forma adjustments and their underlying assumptions are described more fully in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under accounting principles generally accepted in the United States of America (“U.S. GAAP”). The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a significant impact on the accompanying unaudited pro forma condensed combined statements of operations and the combined company’s future results of operations and financial position.

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KIBUSH CAPITAL CORPORATION
UNAUDITED PRO FORMA BALANCE SHEETS
As of September 30, 2013

	Kibush Capital Corporation	Acquisition of the Instacash Group	Pro Forma Adjustments		Pro Forma Combined
	US $	US $	US $		US $
	A	B
ASSETS
Cash and cash equivalents	1,035	137	-		1,172
Prepayment - rental deposit	-	3,913	-		3,913
Trade and other receivables	-	2,526	-		2,526
Short term loan to customers	-	9,235	-		9,235

Total current assets	1,035	15,811	-		16,846

Property, plant and equipment, net	-	96,332	-		96,332
Goodwill	-	-	398,081	CC	398,081

TOTAL ASSETS	1,035	112,143	398,081		511,259

LIABILITIES AND STOCKHOLDERS DEFICIT
Bank overdraft	-	458	-		458
Accrued expenses	-	14,492	-		14,492
Notes payable	95,426	-	-		95,426
Loans from related parties	49,093	448,103	-		497,196

Total Liabilities	144,519	463,053	-		607,572

Stockholders Deficit
Preferred stock, US$0.001 par value, 50,000,000 authorized shares; 3,000,000 shares of issued and outstanding as of September 30, 2013	3,000	-	-		3,000
Common stock, US$0.001 par value; 500,000,000 shares authorized; 563,485 shares issued and outstanding as of September 30, 2013	563	-	-		563
Common stock, AUS$1 par value; 60 shares issued and outstanding as of September 30, 2013	-	11	(11)		-
Additional paid-in capital	8,494,962	-	117,353	EE	8,612,315
Accumulated deficit during development stage	(8,642,009)	(368,504)	368,504	FF	(8,642,009)
Accumulated other comprehensive income	-	17,583	(17,583)	FF	-
Total Kibush Capital Corporation's Deficit	(143,484)	(350,910)	468,263		(26,131)

Non-controlling interests	-	-	(70,182)	GG	(70,182)

Total Stockholders' Deficit	(143,484)	(350,910)	398,081		(96,313)

TOTAL LIABILTIES AND STOCKHOLDERS' DEFICIT	1,035	112,143	398,081		511,259

See the accompanying notes to unaudited pro forma condensed combined financial statements.

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KIBUSH CAPITAL CORPORATION

UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

From January 1, 2013 to September 30, 2013

	Kibush Capital Corporation	Acquisition of the Instacash Group	Pro Forma Adjustments	Pro Forma Combined
	US $	US $	US $	US $

Revenue	25,897	65,683	(65,683)	25,897
Cost of sales	(17,307)	-	-	(17,307)

Gross profit	8,590	65,683	(65,683)	8,590

Other operating costs and expenses
- Bad debts and other expenses	-	249,209	(249,209)	-

Selling and general administrative costs
- Advertising	-	4,455	(4,455)	-
- Consulting	12,000	-	-	12,000
- Depreciation and amortization	4,166	1,881	(1,881)	4,166
- General and administrative	1,505	26,548	(26,548)	1,505
- Professional fees	53,254	1,284	(1,284)	53,254
- Rental expense	-	42,865	(42,865)	-
- Research and development	31,408	-	-	31,408
- Salaries and wages	-	51,046	(51,046)	-

Total operating expenses	(102,333)	(377,288)	377,288	(102,333)

Loss from operations	(93,743)	(311,605)	311,605	(93,743)

Other Income/(Expenses)
- Interest income	19	-	-	19
- Interest expense	(14,776)	(19,834)	19,834	(14,776)

Total operating expenses	(14,757)	(19,834)	19,834	(14,757)

Net loss	(108,500)	(331,439)	331,439	(108,500)

Loss per share attributable to common stockholders - basic and diluted	(0.19)			(0.19)

Pro forma weighted-average number of common shares outstanding - basic and diluted	563,485			563,485	HH

See the accompanying notes to unaudited pro forma condensed combined financial statements.

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KIBUSH CAPITAL CORPORATION

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1 - DESCRIPTION OF TRANSACTION

Kibush Capital Corporation (the "Corporation") acquired 80% controlling interest of the Instacash Group during October 2013. Controlling interest in the Instacash Group was acquired through the purchase of 800 newly issued units in the in The Instacash Trust and through the purchase of 48 newly issued shares of common stock in Instacash (Pty) Ltd, the Corporate Trustee of The Instacash Trust. Effective by a stock purchase agreement dated October 10, 2013, payable in cash through the a $500,000 four month promissory note, payable on February 27, 2014 including interest at the lowest imputed amount by the Internal Revenue Service.

NOTE 2 - BASIS OF PRESENTATION

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) 805, Business Combinations. In accordance with ASC 805, the Company uses its best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The fair values assigned to Instacash's tangible and intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the acquisition. The Company believes that the information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but it is waiting for additional information, primarily related to estimated values of current and noncurrent income taxes payable and deferred taxes which are subject to change, pending the finalization of certain tax returns. Thus the provisional measurements of fair value are subject to change. The Company expects to finalize the valuation of the net tangible and intangible assets as soon as practicable, but not later than one-year from the acquisition date.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that would have been reported had the Instacash acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10 for the fiscal year ended September 30, 2013.

Instacash's financial statements were prepared in accordance with Australian GAAP. The financial statements of Instacash were accounted for as a foreign business acquisition and the financial statements of the business have been prepared to meet the requirements of Item 17 of Form 20-F. In addition, certain reclassifications have been made to the historical financial statements of Instacash (Pty) Ltd to conform with the Registrant’s presentation, primarily related to the presentation of selling and general corporate expenses. Instacash’s historical fiscal year ended on June 30 and, for purposes of these unaudited pro forma condensed combined financial information, its historical results have been aligned to more closely conform to the Company’s September 30 fiscal year end as explained below. Certain pro forma adjustments were made to conform Instacash’s accounting policies to the Company’s accounting policies as noted below.

The unaudited pro forma condensed combined statements of operations included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

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KIBUSH CAPITAL CORPORATION
UNAUDITED PRO FORMA FINANCIAL INFORMATION Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 3 - ACQUISITION OF INSTACASH GROUP

(a)

The following is a summary of the estimated fair values of assets acquired and liabilities assumed in the acquisition as reflected in the unaudited pro forma condensed combined statement of financial position at September 30, 2013:

Cash and cash equivalents	$137
Prepayment - rental deposit	3,913
Accounts receivable, net	2,526
Short term customer loans	9,235
Promissory note receivable	500,000
Fixed assets, net	96,332
Total identifiable assets acquired	612,143
Bank overdraft	458
Accrued expenses	14,492
Loans payable	448,103
Total liabilities assumed	463,053
Net identifiable liabilities acquired, net	149,090
Minority interests	70,182
Purchase Price (4 month promissory note) and 10,000,000 shares of common	(617,353)
Goodwill	$398,081

The excess of preliminary purchase consideration over the preliminary fair value of net tangible and identifiable intangible assets acquired will be recorded as goodwill.

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NOTE 4 - PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial information:

BALANCE SHEETS

(A)

Represents the historical balance sheet of Kibush Capital Corporation. (the “Company) derived from the Company’s audited finacial report as of September 30, 2013 included in the Company's Form 10 filing.

(B)	Represents the balance sheet of Instacash (Pty) Ltd derived from the unaudited finacial report as of September 30, 2013.

(CC)

The assets acquired and liabilities assumed of Instacash (Pty) Ltd consolidated by the Company have been adjusted to their estimated fair values as of the acquisition date, as reflected in the purchase price allocation in Note 3(a).

(DD)	To eliminate Instacash (Pty) Ltd historical issued share capital. Each share of common stock has a par value of AUS$1, 60 shares were issued and outstanding as of September 30, 2013.

(EE)	10,000,000 shares of common stock were issued to aqcuire the rights, through the purchase of a Memorandum of Understanding from a related Company.

(FF)	To eliminate Instacash (Pty) Ltd historical, pre-acquisition accumulated earnings as of acquisition date.

(GG)	To accounting for non-controlling interests in Instacash (Pty) Ltd at the date of acquisition.

INCOME STATEMENT

(HH)

Pro forma earnings per share—basic and diluted is calculated by dividing pro forma combined net profit allocable to common stockholders by the number of weighted average shares of common stock outstanding for period ended September 30, 2013. Common stock equivalents were excluded from the computation of diluted loss per share because their inclusion would be anti-dilutive.

Total shares issuable upon the exercise of convertible debt amounted to 95,426,000 shares as of September 30, 2013.

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